OFFICER CERTIFICATE
Morgan Stanley Capital I Inc.
Commercial Mortgage Pass-Through Certificates
Series 2012-C5
March 1, 2013
Pursuant to the requirements of that certain Pooling and Servicing Agreement (the
"Agreement"), it is hereby certified that on behalf of PNC Bank, National Association d/b/a
Midland Loan Services as successor by merger to Midland Loan Services, Inc. (the
"Servicer"),
(i) a review of the Servicer's activities during the calendar year 2012 (the
"Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision;
(ii) to the best of the undersigned officer's knowledge, based on such review, the
Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and
Nature and Status of Failures: None.
PNC BANK, NATIONAL ASSOCATION
d/b/a MIDLAND LOAN SERVICES
/s/ Steven W. Smith
Steven W. Smith
Executive Vice President